EXHIBIT 10.3

EXECUTION COPY

LICENSE AGREEMENT

by and between

Eduard Kučera

Pavel Baudiš

and

ALWIL Software a.s.

dated November 24, 2008

GLATZOVA & CO.

Law Firm

THIS LICENSE AGREEMENT (the “Software”) was entered into on November 24, 2008

BY AND BETWEEN:

(1)           Eduard Kučera, residing at Prague 10, Vršovice, Bulharská 1213/21, Postal Code: 101 00, Identification No. 160 96 525, pursuing business as “Eduard Kučera — ALWIL Software”
(“Eduard Kučera”);

(2)           Pavel Baudiš, residing at Prague 4, Nusle, Plamínkové 1581/33, Postal Code: 140 00, Identification No. 471 32 574, pursuing business as “Pavel Baudiš — SOFTWARE”
(“Pavel Baudiš”);

(Eduard Kučera and Pavel Baudiš collectively as the “Licensors”)

and

(3)           ALWIL Software a.s., with its registered office at Prague 10, Průběžná 2397/76, Postal Code: 100 00, Identification No. 276 36 917, entered in the Commercial Register administered by the Prague Municipal Court, Section B, File No. 11402 (the “Licensee”);

(The Licensors and the Licensee collectively as the “Parties” and individually as a “Party”)

WHEREAS:

(A)          The Licensors pursued business in association under the business name “Alwil Software”;

(B)          The Licensors (in person as well as through third parties) created the following software programs:

(i)            Avast! (antivirus program in the entire product portfolio, i.e., avast! 4 Professional Edition, avast! 4 Home Edition, avast! PFP Edition, avast 4 WHS Edition, avast!        Antivirus Mac Edition, avast! 4 for Linux Edition, avast! 4 BART CD, avast! 4 PDA Edition, avast! 4 SB Server Edition, avast! 4 pro Kerio, avast BART CD, avast! 4 pro Linux, avast! 4 PDA Edition, Server Edition, Server Edition Plug-ins, Distributed Network Manager, BART CD, avast! pro Linux, PDA Edition(WinCE/Palm) and avast!  AV enginge pro OEMs); and

(ii)           NetPurum (software program for internet filtering, securing perfect reporting, antivirus protection, filtering of websites according to categories, or data transmission limitation);

(the “Software Programs”)

(C)          The Licensors have provided third parties (the “End Users”) with licenses to the Software Programs (the “License Agreements”);

(D)          The Licensors own the following internet domains:

(i)             “avast.cz” internet domain; and

(ii)            “avast.com” internet domain;

(the “Internet Domains”)

(E)           Pavel Baudiš owns the following trademarks:

(i)            Czech national “AVAST” word trademark, Reg. No. 214693, which from November 17, 1997 enjoys priority for the products and services under class 9 of the international classification of products and services; and

(ii)           Czech national combined trademark Reg. No. 207063, which from September 17, 1996 enjoys priority for the products and services under class 9 of the international classification of products and services;

(the “Czech Trademarks”)

(F)           The Licensors own the “AVAST” trademark, Reg. No. 3082991 registered in the USA, international Reg. No. 0839439, which from June 22, 2004 enjoys priority for the products and services under classes 9 and 42 of the international classification of products and services, which was registered on April 18, 2006 (the “US Trademark”) (the Czech Trademarks and the US Trademark collectively as the “Trademarks”)

(G)           The Licensors further own other intangible property including but not limited to related virus databases, user databases, development programs, management, support, the update and distribution of the Software Programs, as well as intangible property such as know-how serving for the development, creation, distribution and marketing of the Software Programs and their updates (“Other Intangible Property”);

(H)          The Software Programs, Internet Domains, Trademarks and Other Intangible Property together form a single functional complex (the “Set of Immovables”);

(I)            The Software Programs were created and used by the Licensors until December 31, 2006.  The Licensors also used the Internet Domains and Trademarks up to that date.  On January 2007, all activities of the Licensors were taken over by the Licensee.  As of January 1, 2007, the Set of Immovables was used solely by the Licensee.

(J)            The Licensee paid the Licensors a yearly fee in the amount of CZK 12,000,000 (to wit: twelve million Czech crowns) i.e., CZK 1,000,000 (to wit: one million Czech crowns) per month for the use of the Set of Immovables;

(K)          Starting from January 1, 2007, the Licensee (in person and through third parties) created the Software Programs up until the execution date hereof.  As a result of such Licensee’s activities, the Software Programs were modified, extended, updated and enhanced by additional components that may be considered the intellectual work of the Licensee (the “Immovable Improvements”).  As of the date hereof, such modifications, extensions, updates and new components are not severable in terms of function from the Software Programs;

(L)           The Licensors wish to provide the Licensee with an exclusive license to the use of the Set of Immovables, and the Licensee wishes to accept such exclusive license;

(M)         The Licensors are the controlling shareholders of the Licensee, i.e., any and all property transfers, including the licensing of immovable property between the Licensors and the Licensee, are subject to the provisions of Section 196a(3) of the Commercial Code;

(N)          The Licensors and the Licensee, as related persons, approached the Prague Municipal Court and requested that Ing. Jiĭí Kudr, a court expert, Birth Reg. No. 440312/070, residing at Prague 10, Janderova 37/290, Postal Code: 108 00, be appointed to prepare an expert opinion pursuant to the provisions of Section 196a(3) of the Commercial Code (the “Expert”) with respect to the valuation of the Immovable Property;

(O)          The Prague Municipal Court appointed the Expert by virtue of Resolution Ref. 2 Nc 4302/2008-9 of March 13, 2008, which entered into force on March 25, 2008; a copy of this resolution is attached hereto as Annex No. 1;

(P)           On May 15, 2008, the Expert completed Expert Opinion No. 11-93/V/2008 (the “Expert Opinion”) a copy of which is attached hereto as Annex No. 2.  With regard to the Immovable Improvements, which belong solely to the Licensee as they were created by it, the Expert valuated the Set of Immovables as at January 1, 2007;

(Q)          The Expert assessed the market value of the Set of Immovables at CZK 77,577,000 (to wit: seventy-seven million, five hundred and seventy-seven thousand Czech crowns); and

(R)           The Parties have agreed that the license fee will be paid by a periodical fixed amount (Section 5.1.2., item 6 of the Expert Opinion).  When using this form of payment of the license fee and the current discount rate calculated using the formula in Annex No. 3 hereto, the Expert determined the total amount of the license fees under this Agreement at CZK 121,373,942 (to wit: one hundred and twenty-one million, three hundred and seventy-three thousand, nine hundred and forty-two Czech crowns).  According to the Expert Opinion, the annual license fee should amount to CZK 12,137,394 (to wit: twelve million, one hundred and thirty-seven thousand, three hundred and ninety-four Czech crowns).

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

I

License

1.1           The Licensors hereby grant the Licensee an exclusive, unlimited, worldwide license to all known methods of the use of the Set of Immovables (the “License”).

1.2           The License particularly includes any and all acts required for the further development and distribution of the Software Programs, first and foremost the authority to:

(i)             compile/decompile the Software Programs and all its parts;

(ii)           use the Software Programs as a whole or its parts independently and together with other elements;

(iii)          process the Software Programs in order to create further versions; and

(iv)          grant licenses to the Software Programs or other products containing all or part of the Software Programs (or sublicense the Software Programs).

1.3           The Licensee hereby accepts the License from the Licensors.

1.4           The Licensee is required to make use of the License.

1.5           The Licensee hereby confirms to have accepted from the Licensors the documents related to the Set of Immovables, in particular:

(i)            the required number of copies of the Software Programs and other necessary documentation to the Software Programs, including source codes;

(ii)           any and all documentation related to the Internet Domains;

(iii)          certificates of registration of the Trademarks in the relevant registers; and

(iv)          any and all documentation to the Other Immovables.

II

License Fee

2.1           The Licensee shall pay the Licensors an annual fee of CZK 12,137,394 (to wit: twelve million, one hundred and thirty-seven thousand, three hundred and ninety-four Czech crowns) (the “License Fee”) by December 31, 2016 for the License.

2.2           The Parties have agreed that since the Set of Immovables is fast becoming obsolete and its usability is diminishing, starting on January 1, 2017, the License shall be provided without a fee.  In this regard, the Parties represent that this fact is not to have any effect on the duration and scope of the rights granted to the Licensee by this Agreement.

2.3           The Licensee shall pay the Licensors the License Fee in monthly installments of CZK 1,011,450 (to wit: one million, eleven thousand, four hundred and fifty Czech crowns) corresponding to 1/12 of the License Fee, at all times by the 10th day of the relevant month to the account specified by the Licensors in the invoice.

2.4           From January 1, 2007 to November 24, 2008, the Licensee paid the Licensors a monthly license fee in the amount of CZK 1,000,000 (to wit: one million Czech crowns).  This means that since January 1, 2007, the Licensee has paid the Licensors a license fee in the total amount of CZK 23,000,000 (to wit: twenty-three million Czech crowns).

2.5           As shown in the Expert Opinion, the amount of the monthly license fee should have been equal to CZK 1,011,450 (to wit: one million, eleven thousand, four hundred and fifty Czech crowns).  This means that the Licensee should have paid the Licensors CZK 23,263,350 (to wit: twenty-three million, two hundred and sixty-three thousand, three hundred and fifty Czech crowns) for the use of the Set of Immovables from January 1, 2007 to November 30, 2008.

2.6           The Licensee hereby acknowledges that it owes the licensors CZK 263,350 (to wit: two hundred and sixty-three thousand, three hundred and fifty Czech crowns) (the “Balance Payment”) for the use of the Set of Immovables from January 1, 2007 to November 30, 2008, and undertakes to transfer the Balance Payment within fourteen (14) days following the date hereof to the account specified by the Licensors in the invoice.

2.7           The Parties hereby acknowledge that once the Balance Payment has been made, all of their mutual rights and obligations arising from the use of the Set of Immovables by the Licensee from January 1, 2007 to November 30, 2008 shall be deemed settled.

2.8           The Licensee may pay the fee for the License for the remaining period at any time during the term hereof, i.e., from the date of exercise of that right until January 31, 2016, in a single installment, whereupon any and all property claims of the Licensors under this Agreement shall be deemed settled.  The amount of the single installment shall be fixed in the manner described in Annex No. 3 hereto.  The Parties have expressly agreed that the payment of the license fee for the provision of the License in a single installment requires the execution of a written amendment to this Agreement.

III

Representations and Warranties of Licensors

3.1           The Licensors hereby represent and warrant to the Licensee that:

(i)            they possess full legal capacity and are authorized to enter into and perform this Agreement, and each of them has obtained a spousal consent for the execution and performance of this Agreement;

(ii)           they are authorized to grant a license to the Set of Immovables as well as any part thereof in accordance with this Agreement;

(iii)          they are authorized to exercise the copyrights to all parts of the Software Programs;

(iv)          the granting of the rights under this Agreement does not and shall not infringe upon any third-party rights, including but not limited to any intellectual property rights, publication rights, personal rights, rights to the protection of privacy, entitlements to receive license fees or any other third-party rights not expressly listed in this provision and/or give rise to any damage to or detriment of any third party.

(v)           there are no pending or imminent claims, actions or other proceedings related to any part of the Set of Immovables;

(vi)          to the best of the Lincensors’ knowledge, none of their rights to the Set of Immovables or any part thereof has been contested by any third party;

(vii)         the Licensors did not license the Set of Immovables or any part thereof after January 1, 2007; and

(viii)        by the execution of this Agreement and the performance of obligations arising herefrom, the Licensors do not and shall not violate any agreement to which they are parties or by which they are bound.

3.2           If any representation or warranty given by the Licensors in the previous paragraph hereof proves to be incorrect or untrue and becomes detrimental to the Licensee or gives rise to any property damage, payment obligation or costs on the part of the Licensee exceeding CZK 10,000,000 (to wit: ten million Czech crowns) the Licensee may seek a pro rata discount from the License Fee.  If the Licensee’s claims for a discount from the License Fee exceed CZK 30,000,000 (to wit: thirty million Czech crowns) the Licensee may withdraw herefrom.

3.3           The Licensee may assert its claims for a discount from the License Fee within five (5) years following the date hereof.  Any statutory provisions regulating liability for defects contravening this Agreement shall not apply.

IV

Special Provisions Related to Trademarks

4.1           The License to the Trademarks is being granted on an exclusive basis and covers all products and services for which the respective Trademark was registered.

4.2           The Licensee is obligated to perform all measures required for the registration of the license in the relevant register of trademarks in relation to each Trademark no later than within six (6) months following the date hereof.

4.3           The Licensors undertake to keep the Trademarks in force, in particular to perform all measures required for the renewal of the entry of any Trademark if the term of such Trademark is about to expire.  The Licensors are entitled to claim reimbursement from the Licensee for reasonable costs that arise on their part when applying for the renewal of any of the Trademarks.

4.4          The Licensors undertake to refrain from any act that is likely to give rise to the waiver of any of the Trademarks or the limitation of the scope of protection of the Trademarks.

4.5           For the entire term of effectiveness of this Agreement, the Licensee is required to use each Trademark for the products and services for which it is registered.

4.6           If any third party proposes that any of the Trademarks should be terminated or declared invalid or any authority at its own impulse institutes a proceeding to declare any of the Trademarks invalid, the Licensors shall perform such acts or provide the Licensee with cooperation to prevent any such Trademark from being terminated or declared invalid.  The Licensors are entitled to be reimbursed for the costs of these measures or cooperation.

4.7           The Licensee may file a motion for the institution of a proceeding if the rights to any of the Trademarks are infringed upon, even without the consent of the Licensors.

4.8           No later than within thirty (30) days following the delivery of the licensee’s written request, the Licensors shall file a motion for the institution of a proceeding with respect to the infringement of the rights to any of the Trademarks and, in such proceeding, they shall act upon the Licensee’s instructions.  The Licensors are entitled to the reimbursement of their costs reasonably expended in connection with the filing of a motion for the institution of a proceeding concerning the infringement of any of the Trademarks and any of their further measures in such proceeding.

4.9           The Licensors and the Licensee may agree on the transfer of any of the Trademarks to the Licensee.

V

Assignment of Rights and Assumption of Obligations

5.1           The Licensors hereby assign all rights under all the License Agreements to the Licensee, and the Licensee accepts such assigned rights.

5.2           The Licensee assumes all obligations under the License Agreements with effect as of the moment any End User accepts (by way of an amendment to the License Agreements as part of any upgrade) such assumption of obligations under the License Agreements.

5.3           The assignment of rights and the assumption of obligations under individual License Agreements in accordance with this Article shall not apply, if the rights under that particular License Agreement were assigned and the obligations assumed prior to the execution of this Agreement.

VI

Obligations of the Licensors

6.1           The Licensors acknowledge that for the term hereof they shall refrain from any gainful or non-gainful activity related to the development and/or distribution of antivirus software or similar technologies regardless of whether such activities are performed in their own name or for a third party.  Such activity shall also be deemed to mean any type of direct or indirect participation (interests, shares, etc.) in entities active in this field in an amount exceeding 10% of the registered capital or voting rights, except for the Licensee.

6.2           The Licensors shall refrain from the use of the Set of Immovables or any part thereof for any purpose, whether gainful or other.  The Licensors shall not make it possible for any third party to use the Set of Immovables or any part thereof for any purpose, whether gainful or other.

6.3           If the copyrights or other rights to any part of the Set of Immovables (including any parts processed into any product) are infringed upon by a third party, the Licensee may proceed on its own against such infringing party; however, upon the Licensee’s request, the Licensors acknowledge that without seeking any consideration, they shall (i) perform all legal measures against the party infringing upon the copyrights or other rights; and (ii) provide the Licensee with all cooperation that may be reasonably sought from them.  In such case, the Licensors are entitled to the reimbursement of costs reasonably expended in connection with such measures.

VII

Confidentiality

7.1           This Agreement and any and all information and documents related hereto and arising herefrom are and shall be treated as confidential (the “Confidential Information”).  The Confidential Information shall also be deemed to include any other information declared by any Party as confidential for the purposes hereof.

7.2           None of the Parties may disclose the Confidential Information to third parties or otherwise use the same for its own purposes or those of a third-party, except upon the prior written consent of the other Party.

7.3           This Agreement shall not be deemed violated if certain Confidential Information is disclosed on a need-to-know basis to third parties in the performance of obligations from this Agreement or also if disclosed to related parties or advisors, but only to the extent necessary for the performance of this Agreement and provided that such persons are also subject to the confidentiality.

7.4           Furthermore, this Agreement shall not be deemed violated if information disclosed in the performance of a statutory duty is not subject to confidentiality.

VIII

Final Provisions

8.1           This Agreement shall enter into force and effect upon its execution by the Parties.

8.2           This Agreement shall exist until the expiration of the last of the copyrights or other rights to the Set of Immovables or any part thereof in any jurisdiction.

8.3          This Agreement constitutes the entire agreement of the Parties regarding the subject hereof and replaces any and all prior oral and written agreements and arrangements of the Parties.

8.4           Each Party undertakes to proceed in accordance with the justified interests of the other Party and to perform any and all legal measures proven to be necessary for the acts regulated hereby.  The cooperation duty only applies to such acts that contribute or should contribute to achieving the purpose hereof.

8.5           If any obligation or duty under this Agreement is or becomes invalid or unenforceable, it shall not be prejudicial to the validity and enforceability of the balance hereof, whereas the Parties undertake to replace such invalid or unenforceable obligation by a new one that is valid and enforceable and that best corresponds to the aim of the original obligation.

8.6           This Agreement is governed by Czech law.  The Parties are aware that copyrights are governed by the principle of territoriality.  The Parties hereby represent that if it is necessary to apply a law other than Czech copyright law, all provisions hereof shall be interpreted to the maximum possible extent in order to attain the purpose hereof, i.e., in order for the Licensee to be able to exercise the exclusive, undisturbed and undisputable copyrights and other rights to the Set of Immovables or any part hereof, and for the Licensors to receive the agreed license fee.

8.7           Any disputes arising from or in connection with this Agreement shall be finally resolved before the Arbitration Court attached to the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic by three arbitrators in accordance with its Code and Rules.

8.8           This Agreement has been executed in three counterparts, of which each Party hereto shall receive one counterpart.

December 23, 2010

AMENDMENT NO. 1 TO LICENSE AGREEMENT

DATED NOVEMBER 24, 2008

by and between

PAVEL BAUDIŠ

and

EDUARD KUČERA

as Licensors

and

AVAST SOFTWARE A.S.

as Licensee

THIS AMENDMENT was made on December 23, 2010

BY AND AMONG THESE PARTIES

(1)           Eduard Kučera, a natural person doing business under the designation Eduard Kučera — ALWIL Software, Identification No. (“IČ”) 16096525, residing at Bulharská 1213/21, 101 00 Prague 10 - Vršovice, Czech Republic (“Eduard Kučera”);

(2)           Pavel Baudiš, a natural person doing business under the designation Pavel Baudiš — SOFTWARE, Identification No. (“IČ”) 47132574, residing at Plamínkové 1581/33, 140 00 Prague 4 - Nusle, Czech Republic (“Pavel Baudiš”);

(whereas Eduard Kučera and Pavel Baudiš are also together referred to as the “Licensors”)

and

(3)           AVAST Software a.s., a joint-stock company duly established and existing under Czech law, Identification No. (“IČ”) 27636917, with its registered office at Budějovická 1518/13A, 140 00 Prague 4 - Michle, Czech Republic, entered in the Commercial Register kept by the Prague Municipal Court in Section B, File No. 11402 (the “Licensee”)

(whereas the above subjects are also individually referred to as a “Party” and together as the “Parties”).

WHEREAS

(A)          On November 24, 2008, the Parties entered into a license agreement, under which the Licensors granted to the Licensee an exclusive license for the use of the Software, Internet Domains, Trademarks, and Other Intangible Assets (collectively referred to as the “Set of Intangible Assets”), as defined in detail in the license agreement and to the extent specified in the license agreement (the “License Agreement”);

(B)           Under the License Agreement, the Licensee is obligated to pay the annual license fee determined under Expert Opinion No. 11-93/V/2008 prepared by Ing. Jiří Kudr (the “Expert Opinion”) in the amount of CZK 12,137,394.00 (twelve million one hundred and thirty-seven thousand three hundred and ninety four Czech crowns)(the “License Fee”);

(C)           Under a transfer agreement dated [•], 2010 (the “Transfer Agreement”), the Licensors transferred Trademarks and Interned Domains to the Licensee;

(D)          As a result of the transfer of the Trademarks and Internet Domains to the  Licensee, the scope of the Set of Intangible Assets subject to the license narrowed, since with respect to the part related to the Trademarks and Internet Domains, the License Agreement terminated by way of the merging of the creditor and debtor;

(E)           Due to the narrowing of the scope of the Set of Intangible Assets subject to the license, the amount of the License Fee needs to be adjusted accordingly;

(F)           Neither the Expert Opinion nor the License Agreement provide for a specific determination of the portion of the License Fee related to the Trademarks and Internet Domains;

(G)           A new amount of the License Fee shall be determined by the Amendment to the License Agreement;

(H)          The execution hereof has been approved by the sole shareholder of the Licensee;

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.             AMENDMENT TO LICENSE AGREEMENT

1.1           The Licensors and the Licensee have agreed that as of the year 2011, due to the narrowing of the scope of the Set of Intangible Assets subject to the license, the License Fee under the License Agreement shall be reduced to CZK 7,872,000.00 (seven million eight hundred and seventy-two thousand Czech crowns), the monthly installments shall thus be reduced to CZK 656,000.00 (six hundred and fifty-six thousand Czech crowns).

1.2           The Licensors and the Licensee have agreed that considering the date of the Transfer Agreement, the License Fee for the year 2010 shall be paid by the Licensee in the amount as originally determined by the License Agreement, i.e. CZK 12,137,394.00 (twelve million one hundred and thirty-seven thousand three hundred and ninety four Czech crowns).

1.3           All other provisions of the License Agreement shall remain without change.

2.             REPRESENTATIONS

2.1           The Parties represent and acknowledge the following:

(a)        Status and Consents

(i)        The Parties have any and all powers and authorizations required for the execution hereof, and the powers and authorizations are not subject to any restrictions; and

(ii)       In connection with the execution hereof, no other consent or authorization by a third party is required, including state or other bodies.

3.             COUNTERPARTS

This Amendment has been executed in 4 (four) counterparts in the Czech language.

AVAST Software a.s. acting through

/s/ Eduard Kučera
Name: Eduard Kučera
Title: President

Eduard Kučera

/s/ Eduard Kučera

Pavel Baudiš

/s/ Pavel Baudiš